Pricing Supplement Dated November 12, 1997                      Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       Merrill Lynch & Co.
Principal Amount:            $5,000,000
Agent's Discount
  or Commission:             $31,250
Net Proceeds to Company:     $4,968,750
Interest Rate:               6.00% per annum
Issue Date:                  11/24/97
Maturity Date:               12/15/00
Interest Payment Dates:      The 15th day of each month and at Maturity,
                             commencing December 15, 1997, and ending on the
                             Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 11/24/97 to 12/15/00

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry             / /  Certificated

Other:
      Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated has purchased the Notes as principal at a discount, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale.